Exhibit 99.1

Dyax Corp. Announces Third Quarter 2010 Financial Results

-Patients On KALBITOR® (ecallantide) More Than Doubled In Third Quarter-

CAMBRIDGE, Mass.--(BUSINESS WIRE)--October 27, 2010--Dyax Corp. (NASDAQ: DYAX) today announced financial results for the third quarter ended September 30, 2010. Dyax will host a webcast and conference call at 5 p.m. (ET) today to review the financial results and corporate progress for the quarter.

  HAE patients currently in KALBITOR AccessSM expanded to 419 – a 59% increase from Q2 2010; 437% increase from Q1 2010
  Patients with KALBITOR® (ecallantide) placed at their treatment center reached 246 – a 110% increase from Q2 2010; 669% increase from Q1 2010
  KALBITOR net sales reached $5.8 million in 2010
  2010 operating costs reduced by 19%, despite adding new KALBITOR commercial launch expenses
  Q3 2010 net loss reduced to $11.3 million
  Cash, cash equivalents and investments at September 30, 2010 totaled $87.5 million

Total revenues for the third quarter ended September 30, 2010 increased to $7.0 million, as compared to $4.5 million for the same quarter in 2009. Total revenues for the nine months ended September 30, 2010 increased to $42.1 million from $15.3 million in the comparable period in 2009. For the three and nine month periods of 2010, the increase in revenues was due to $2.6 million and $5.8 million, respectively, of net product sales of KALBITOR, which became commercially available during the first quarter of 2010 for treatment of acute attacks of hereditary angioedema (HAE) in patients 16 years of age and older. In addition, for the nine month period of 2010, $13.8 million of revenue was recognized following Cubist Pharmaceuticals’ termination of its development of ecallantide for blood loss during cardiac surgery and $9.8 million of revenue was recognized for the sale of the Company’s rights to royalties and other payments related to the commercialization of Xyntha® by Pfizer, Inc. Quarterly revenues are expected to fluctuate due to the timing and amount of future milestone payments, the clinical activities of collaborators and licensees, the timing and completion of contractual commitments, and the timing of KALBITOR sales during its commercial launch.

“Doubling our patient base during this quarter demonstrates the growing momentum of our launch. Based on this success, we are confident that more than 300 patients will have KALBITOR placed at their treatment site by year end,” stated Gustav Christensen, President and CEO of Dyax Corp. He added, “We were also able to further execute our global commercialization strategy for KALBITOR through a Japanese partnership with CMIC Co. Ltd. As we enter into the fourth quarter, we believe we are well poised to build upon this success.”

Cost of product sales for KALBITOR for the three and nine months ended September 30, 2010 were $119,000 and $247,000, respectively. Costs associated with manufacturing KALBITOR drug substance, which were primarily incurred in the first nine months of 2009 prior to FDA approval, were expensed as research and development costs and accordingly, are not included in the cost of product sales during the 2010 periods reported. This existing supply of KALBITOR is expected to meet anticipated commercial needs through 2011.

Research and development expenses for the third quarter of 2010 were $7.9 million, as compared to $7.1 million for the same quarter in 2009. For the nine months ended September 30, 2010, research and development expenses decreased to $23.7 million, as compared to $37.8 million for the comparable period in 2009. The 2010 decrease in research and development expenses was primarily related to cost savings resulting from a restructuring in March 2009, KALBITOR manufacturing costs and other reduced external research and development expenses.

Selling, general and administrative expenses for the third quarter of 2010 increased to $7.7 million, as compared to $5.9 million for the same quarter in 2009. For the nine months ended September 30, 2010, selling, general and administrative costs increased to $24.6 million, as compared to $18.9 million for the comparable period in 2009. The higher selling, general and administrative costs in 2010 were primarily due to increased infrastructure to support the commercialization of KALBITOR, including the addition of sales and marketing personnel, as well as other external marketing activities.

For the quarter ended September 30, 2010, Dyax reported a net loss of $11.3 million or $0.11 per share, as compared to a net loss of $12.2 million or $0.17 per share for the comparable quarter in 2009. For the nine months ended September 30, 2010, net loss was $15.6 million or $0.17 per share, as compared to $51.5 million or $0.78 per share for the comparable period in 2009.

As of September 30, 2010, Dyax had cash, cash equivalents, and investments totaling $87.5 million, exclusive of restricted cash.

“By closely managing our balance sheet, we were able to control our cash burn over the past nine months, despite adding new KALBITOR commercial launch expenses,” notes George Migausky, Executive Vice President and Chief Financial Officer. “Having the necessary financial resources in place will allow us to continue to advance the KALBITOR launch and our additional value drivers.”

Webcast and Conference Call
Dyax Corp. will host a webcast and conference call, including an open question and answer session.

Date:	Wednesday, October 27, 2010
Time:	5:00 p.m. ET
Telephone Access:	Domestic callers, dial 800-659-2037
International callers, dial 617-614-2713
Passcode 30777957
Online Access:	Go to the Investor Relations section of the Dyax website (www.dyax.com) and follow instructions for accessing the live webcast. Participants may register in advance.

A replay of the conference call will be available through November 26, 2010 and may be accessed by dialing 888-286-8010. International callers should dial 617-801-6888. The replay passcode for all callers is 20435345. The webcast will be archived on the Dyax website for an indefinite period of time.

About KALBITOR (ecallantide)

KALBITOR is a plasma kallikrein inhibitor indicated for the treatment of acute attacks of hereditary angioedema (HAE) in patients 16 years of age and older. KALBITOR, which was discovered and developed by Dyax, is the first subcutaneous treatment available in the U.S. for treating acute HAE attacks.

Important KALBITOR Safety Information

Anaphylaxis has been reported after administration of KALBITOR. Because of the risk of anaphylaxis, KALBITOR should only be administered by a healthcare professional with appropriate medical support to manage anaphylaxis and hereditary angioedema. Healthcare professionals should be aware of the similarity of symptoms between hypersensitivity reactions and hereditary angioedema and patients should be monitored closely. KALBITOR should not be administered to patients with known clinical hypersensitivity to KALBITOR.

For more information about KALBITOR, including full prescribing information, visit www.KALBITOR.com.

About HAE

Hereditary angioedema (HAE) is a rare acute inflammatory condition characterized by episodes of severe, often painful swelling affecting the extremities, gastrointestinal tract, genitalia, and larynx. HAE is caused by low or dysfunctional levels of C1 esterase inhibitor (C1-INH), a naturally occurring molecule that inhibits plasma kallikrein, a key mediator of inflammation, and other serine proteases in the blood. HAE is estimated to affect 1 in 10,000 to 1 in 50,000 individuals. Learn more at www.HAEHope.com.

About Dyax

Dyax is a fully integrated biopharmaceutical company focused on discovering, developing and commercializing novel biotherapeutics for unmet medical needs. The Company’s lead product, ecallantide, has been approved under the brand name KALBITOR® in the United States for the treatment of acute attacks of hereditary angioedema (HAE) in patients 16 years of age and older.

Dyax has established partnerships worldwide to develop and commercialize ecallantide for the treatment of HAE in key regions including Japan, Europe, North Africa, the Middle East, Russia and Israel. Dyax is also exploring other potential indications for ecallantide, either alone or through partnerships, including drug-induced angioedema and retinal vein occlusion-induced macular edema.

Ecallantide and other compounds in Dyax’s pipeline were identified using its patented phage display technology, which rapidly selects compounds that bind with high affinity and specificity to therapeutic targets. As part of its Licensing and Funded Research Program, Dyax leverages this technology broadly with over 70 revenue generating licenses and collaborations for therapeutic discovery, as well as for affinity separations, diagnostic imaging, and research reagents.

Dyax is headquartered in Cambridge, Massachusetts. For online information about Dyax Corp., please visit www.dyax.com.

Disclaimer

This press release contains forward-looking statements, including statements regarding the prospects for KALBITOR’s U.S. commercial launch, including the projected number of patients with KALBITOR placed at their treatment site by year end, and for Dyax’s additional value drivers, including further development of ecallantide, as well as statements regarding the sufficiency of the existing supply of KALBITOR. Statements that are not historical facts are based on Dyax’s current expectations, beliefs, assumptions, estimates, forecasts and projections about the industry and markets in which Dyax competes. The statements contained in this release are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements because of uncertainties associated with various activities and aspects of Dyax’s business, including risks and uncertainties associated with the following: the commercial launch and market acceptance of KALBITOR and its future sales levels; the amount and timing of milestone and royalty payments from Dyax’s collaborations and its Licensing and Funded Research Program; dependence on maintaining and expanding Dyax’s existing collaborations and licenses for development, clinical trials, manufacturing, sales and distribution of KALBITOR and other products under development; the uncertainty of negotiations with potential partners and collaborators; Dyax’s changing requirements and costs associated with planned research and development activities; the uncertainty of patent and intellectual property protection; Dyax’s dependence on key management and key suppliers; the impact of future alliances or transactions involving Dyax or others; and other risk factors described or referred to in Item 1A, “Risk Factors” in Dyax’s most recent Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission. Dyax cautions investors not to place undue reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this release, and Dyax undertakes no obligations to update or revise these statements, except as may be required by law.

Dyax, the Dyax logo and KALBITOR are registered trademarks of Dyax Corp. KALBITOR Access is a service mark of Dyax Corp.

- financial tables follow -

DYAX CORP.
SELECTED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
	(In thousands, except share and per share data)
Revenues:
Product sales, net	$2,622	$-	$5,796	$-
Development and license fee revenues	$4,329	$4,508	$36,345	$15,305
Total revenues, net	$6,951	$4,508	$42,141	$15,305

Costs and expenses:
Cost of product sales	119	-	247	-
Research and development expenses	7,940	7,095	23,743	37,787
Selling, general and administrative expenses	7,668	5,923	24,619	18,916
Restructuring costs	-	395	-	2,331
Impairment of fixed assets	-	955	-	955
Total costs and expenses	15,727	14,368	48,609	59,989

Loss from operations	(8,776)	(9,860)	(6,468)	(44,684)

Other income (expense):
Interest income	62	379	137	558
Interest and other expenses	(2,540)	(2,712)	(9,230)	(7,377)
Total other expense	(2,478)	(2,333)	(9,093)	(6,819)

Net loss	$(11,254)	$(12,193)	$(15,561)	$(51,503)

Basic and diluted net loss per share	$(0.11)	$(0.17)	$(0.17)	$(0.78)

Shares used in computing basic and diluted net loss per share	98,401,835	72,485,047	91,502,187	66,452,507

SELECTED CONSOLIDATED CONDENSED BALANCE SHEET INFORMATION
(Unaudited)

	September 30,	December 31,
	2010	2009
	(In thousands)
Assets

Cash, cash equivalents and short-term investments	$87,510	$52,395
Accounts receivable, net	1,771	2,723
Inventory	1,426	578
Other current assets	2,971	2,816

Total current assets	93,678	58,512

Fixed assets and non-current assets	2,835	4,112
Restricted cash	2,188	2,177

Total assets	$98,701	$64,801

Liabilities and Stockholders' Equity (Deficit)

Accounts payable and other current liabilities	$10,697	$14,041
Deferred revenue	20,689	30,130
Note payable and other long-term debt	56,812	59,232

Total liabilities	88,198	103,403

Common stock and additional paid-in capital	443,800	379,202
Accumulated deficit and other comprehensive income	(433,297)	(417,804)

Total stockholders' equity (deficit)	10,503	(38,602)

Total liabilities and stockholders' equity (deficit)	$98,701	$64,801

CONTACT:
Dyax Corp.
George Migausky, 617-250-5733
Executive Vice President
and Chief Financial Officer
gmigausky@dyax.com
or
Nicole Jones, 617-250-5744
Director, Investor Relations and
Corporate Communications
njones@dyax.com